EXHIBIT 99.1

ZYTO CORP ANNOUNCES APPROVAL OF ITS 510(K) FILING WITH THE FDA

Marketwire, September 8, 2011

LINDON, Utah -- ZYTO Corp (OTCBB: ZYTC – News, www.ZYTO.com).

Today ZYTO Corp, a Utah-based company specializing in biocommunication applications, announced the recent approval of its 510(k) filing with the United States Food and Drug Administration (FDA) for the ZYTO Hand Cradle.  Vaughn R Cook, OMD, ZYTO’s CEO said, “This is a significant milestone for the company, bringing additional credibility to our technology and expanding our markets.  FDA registration comes with the requirement for increased regulatory compliance and that provides our customers more confidence in our actions as a company and in the integrity of our products.”

Section 510(k) of the United States Food, Drug and Cosmetic Act requires medical device manufacturers to register with the US Food and Drug Administration (FDA) and inform the FDA of their intent to market a medical device at least 90 days in advance. The 510(k) submission allows the FDA to determine whether an applicant’s device is "substantially equivalent" to a similar device already on the market.  ZYTO filed its Section 510(k) Premarket Notification in May of this year, and on August 30, 2011, the FDA issued its determination that the Hand Cradle was substantially equivalent to other galvanic skin response measurement devices.

ZYTO anticipates this registration will have a worldwide impact.  According to Kami J. Howard, ZYTO’s President, “We have global marketing partners who have been pacing their activities in anticipation of this registration.  This achievement will allow them to accelerate their pace and become more aggressive in their sales efforts.  Over the next several months we expect an expansion of their promotion and use of ZYTO technology.”

“FDA registration opens the door to more research opportunities.  We’ve been in discussion with researchers in the United States and internationally and expect very shortly to announce the launch of the next project in our ongoing research effort,” said Dr. Cook.

“The last eighteen months have been significant for ZYTO,” said Ms. Howard. “Between our SEC qualification and subsequent listing as a Bulletin Board company, and now this registration with the FDA, a lot has happened.  It’s required hard work and significant expense but it’s all part of our strategy for growth and enhancing value for ZYTO stakeholders.”

About ZYTO Corp

ZYTO Corp was founded by its CEO Dr. Vaughn R Cook, OMD. The company designs and builds computer technology to facilitate decision making about healthcare and wellness options.

For more information visit www.ZYTO.com or contact their Headquarters at 801-224-7199.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to marketing and sales activities by ZYTO’s marketing partners, ZYTO product development launches, future growth and research, and enhanced value for ZYTO’s stockholders are forward-looking statements. Such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products and technological changes, dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports.  ZYTO disclaims any obligation or intention to update any forward-looking statement contained in this release.